Exhibit 4.2

FORM OF GLOBAL NOTE

CUSIP No.

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS NOTE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A NOTE REGISTERED, AND NO TRANSFER OF THE NOTE IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to MGM MIRAGE or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

MGM MIRAGE

6% Senior Note Due October 1, 2009

No.	$

MGM MIRAGE, a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company,” which term includes any successor to the Company under the Indenture herein referred to), for value received, hereby promises to pay to Cede & Co. or registered assigns, the principal sum of              Dollars ($            ) on October 1, 2009 and to pay interest thereon from September             , 2003 or from the most recent interest payment due to which interest has been paid or duly provided for, semiannually in arrears on April 1 and October 1 in each year, commencing April 1, 2004, at the rate of 6% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be March 15 or September 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the holder of this Note on such Regular Record Date and may either be paid to the person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be mailed to holders of the Notes not less than 15 days prior to such Special Record Date, or be paid at any time in any such other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in such Indenture. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

Payment of the principal of (and premium, if any) and interest of this Note will be made by wire transfer of immediately available funds to the accounts specified by the holder of this Note.

The payment of the Notes to holders thereof is guaranteed pursuant to the Guarantees by the Subsidiary Guarantors.

The payment of the Notes to holders thereof and the Guarantees are secured by and entitled to the benefits of the Liens in the Collateral provided by the Collateral Documents on a pari passu basis with the Credit Facilities, the Existing Senior Notes and any future senior notes of the Company (and guarantees) subject to the Intercreditor Agreement.

Except as otherwise may be provided under the Indenture, the Trustee will act as Paying Agent and Note Registrar.

Reference is hereby made to the further provisions of this Note set forth on pages A-5 to A-9 following the signature page hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereof has been executed by the Trustee referred to on the pages following the signature page hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

MGM MIRAGE

By

Name:

Title:

By

Name:

Title:

Attest:

Name:

Title:

[Authentication Page to Follow]

CERTIFICATE OF AUTHENTICATION

This is one of the Notes designated therein referred to in the within-mentioned Indenture.

Dated:

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

By

      Authorized Signatory

This Note is one of a duly authorized series of securities of the Company (herein called the “Notes”), issued under an Indenture, dated as of September __, 2003 (the “Indenture”), among the Company, the Subsidiary Guarantors parties thereto and U.S. Bank National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb (the “TIA”)) as in effect on the date of the Indenture. Reference is hereby made to the Indenture and the TIA for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The Notes are subject to, and qualified by, all of the terms of the Indenture. This Note is one of the series designated on the face hereof, limited in aggregate principal amount to $600,000,000. The Indenture provides for the issuance of an unlimited amount of Additional Notes on substantially similar terms as the Notes. The Notes are general obligations of the Company.

The Notes are redeemable at the option of the Company, in whole or in part at any time at a redemption price (the “Redemption Price”) equal to the greater of:

•	100% of the principal amount thereof; or

•	as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of such payments of interest accrued to the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 50 basis points, plus, in either of the above cases, accrued and unpaid interest to the Redemption Date on the Notes to be redeemed.

“Adjusted Treasury Rate” means, with respect to any Redemption Date:

•	the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life (as defined below), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

•	if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Adjusted Treasury Rate shall be calculated on the third Business Day preceding the Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such securities (“Remaining Life”).

“Comparable Treasury Price” means (1) the average of four Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Reference Treasury Dealer” means any primary U.S. Government securities dealer in New York City selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

The rights of each holder or beneficial owner of Notes are subject to the Gaming Laws and requirements of the Gaming Authorities. Notwithstanding any other provision of the Indenture, if any Gaming Authority requires that a holder or beneficial owner of Notes of a holder must be licensed, qualified or found suitable under any Gaming Law, such holder or such beneficial owner shall apply for a license, qualification or a finding of suitability, as the case may be, within the required time period. If such person fails to apply or become licensed or qualified or is not found suitable (in each case, a “failure of compliance”), the Company shall have the right, at its option, (i) to require such holder or owner to dispose of such holder’s or owner’s Notes within 30 days of receipt of notice of the Company’s election or such earlier date as may be requested or prescribed by such Gaming Authority, or (ii) to redeem such Notes, which Redemption Date may be less than 30 days following the notice of redemption if so requested or prescribed by the Gaming Authority, at a redemption price equal to (a) the lesser of (1) the holder’s cost, plus accrued and unpaid interest, if any, to the earlier of the Redemption Date or the date of the finding of unsuitability or failure to comply and (2) 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the earlier of the Redemption Date and the date of the finding of unsuitability or failure to comply or (b) such other amount as may be required by applicable Gaming Laws or by order of any Gaming Authority. The Company shall notify the Trustee in writing of any such failure of compliance or redemption as soon as practicable. The Company shall not be responsible for any costs or expenses any such holder or owner may incur in connection with its application for a license, qualification or finding of suitability. Immediately upon the imposition of a requirement to dispose of the Notes by a Gaming Authority, such holder or beneficial owner shall, to the extent required by applicable Gaming Laws, have no further right (i) to exercise, directly or indirectly, through any trustee, nominee or any other person or entity, any right conferred by the Notes, or (ii) to receive any remuneration in any form with respect to the Notes from the Company or the Trustee, except the redemption price.

In the event of purchase or redemption of this Note in part only, a new Note or Notes of like tenor for the unpurchased or unredeemed portion hereof will be issued in the name of the holder hereof upon the cancellation hereof.

The Indenture contains provisions for defeasance of the entire indebtedness of this Note or certain restrictive covenants with respect to this Note, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the holders of the Notes under the Indenture at any time by the Company and the Trustee with the consent of the holders of a majority in principal amount of the Notes at the time outstanding. The Indenture also contains provisions, with certain exceptions as therein provided, permitting the holders of a majority in principal amount of the Notes at the time outstanding, on behalf of the holders of all such Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. The Indenture also permits certain other amendments, modifications or waivers thereof only with the consent of all affected holders of the Notes, while certain other amendments or modifications may be made without the consent of any holders of Notes. Any such consent or waiver by the holder of this Note shall be conclusive and binding upon such holder and upon all future holders of this Note and of any Note issued upon the transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note. The right of any holder of a Note (or such holder’s duly designated proxy) to participate in any consent required or sought pursuant to any provision of the Indenture (and the obligation of the Company to obtain any such consent otherwise required from such holder) may be subject to the requirement that such holder shall have been the holder of record of Notes as of a date set by the Company and identified by the Trustee in a notice furnished to holders of the Notes in accordance with the terms of the Indenture.

As provided in and subject to the provisions of the Indenture, the holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the holders of not less than 25% in principal amount of the Notes at the time outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity satisfactory to it, and the Trustee shall not have received from the holders of a majority in principal amount of the Notes at the time outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the holder of this Note for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the register for the Notes, upon surrender of this Note for transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Note Registrar duly executed by, the holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes of like tenor of a different authorized denomination, as requested by the holder surrendering the same.

No service charge shall be made for any such transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No past, present or future director, officer, employee, stockholder or incorporator, as such, of the Company or any successor corporation shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

All terms used in this Note without definition which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

THE INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA.

GUARANTEE

For value received, the undersigned hereby unconditionally guarantee to the holder of the Note upon which this Guarantee is endorsed the due and punctual payment, as set forth in the Indenture pursuant to which this Note and Guarantee were issued, of the principal of, premium (if any) and interest on such Note when and as the same shall become due and payable for any reason according to the terms of such Note and the Indenture. This Guarantee will not become effective until the Trustee signs the certificate of authentication on this Note. Such Guarantee is more fully set forth in the Indenture.

Dated as of September __, 2003

SUBSIDIARY GUARANTORS

BELLAGIO II, LLC, a Nevada limited liability company

BELLAGIO, LLC, a Nevada limited liability company

GOLDEN NUGGET EXPERIENCE, LLC, a Nevada limited liability company

GOLDEN NUGGET FINANCE CORP., a Nevada corporation

METROPOLITAN MARKETING, LLC, a Nevada limited liability company

MGM GRAND CONDOMINIUMS, LLC, a Nevada limited liability company

MGM GRAND NEW YORK, LLC, a Nevada limited liability company

MGM GRAND RESORTS, LLC, a Nevada limited liability company

MGM MIRAGE DEVELOPMENT, INC., a Nevada corporation

MGM MIRAGE Entertainment and Sports, a Nevada corporation

MGM MIRAGE International, a Nevada corporation

MGM MIRAGE OPERATIONS, INC., a Nevada corporation

MMNY LAND COMPANY, INC., a New York corporation

MGM Grand Hotel, LLC, a Nevada limited liability company

Grand Laundry, Inc., a Nevada corporation

Destron, Inc., a Nevada corporation

MGM Grand Atlantic City, Inc., a New Jersey corporation

MGM Grand Detroit, Inc., a Delaware corporation

New York-New York Hotel & Casino, LLC, a Nevada limited liability company

PRMA, LLC, a Nevada limited liability company

The Primadonna Company, LLC, a Nevada limited liability corporation

PRMA Land Development Co., a Nevada corporation

New PRMA Las Vegas, Inc., a Nevada corporation

AC Holding Corp., a Nevada corporation

AC Holding Corp. II, a Nevada corporation

The April Cook Companies, a Nevada corporation

Beau Rivage Distribution Corp., a Mississippi corporation

Beau Rivage Resorts, Inc., a Mississippi corporation

Boardwalk Casino, Inc., a Nevada corporation

Bungalow, Inc., a Mississippi corporation

Country Star Las Vegas, LLC, a Nevada limited liability company

EGARIM, Inc., an Alabama corporation

GNL, CORP., a Nevada corporation

GNLV, CORP., a Nevada corporation

Golden Nugget Aviation Corp., a Nevada corporation

Golden Nugget Marketing Corp. – Illinois, a Nevada corporation

Golden Nugget Manufacturing Corp., a Nevada corporation

LV Concrete Corp., a Nevada corporation

MAC CORP., a New Jersey corporation

MH, Inc., a Nevada corporation

M.I.R. Travel, a Nevada corporation

Mirage Resorts, Incorporated, a Nevada corporation

MGM Mirage Advertising, Inc., a Nevada corporation

MGM Mirage Design Group, a Nevada Corporation

MGM Mirage Retail, a Nevada corporation

The Mirage Casino-Hotel, a Nevada corporation

Mirage Laundry Services Corp., a Nevada corporation

Mirage Leasing Corp., a Nevada corporation

MRGS Corp., a Nevada corporation

Restaurant Ventures of Nevada, Inc., a Nevada corporation

Treasure Island Corp., a Nevada corporation

VidiAd, a Nevada corporation

By:
Name: Title: